Exhibit 99.1

Fortive Announces Pricing of Offering of Convertible Senior Notes

EVERETT, WA, February 19, 2019 – Fortive Corporation (“Fortive”) (NYSE: FTV) today announced that it has priced its private offering of $1.25 billion in aggregate principal amount of its Convertible Senior Notes due 2022. The notes will be sold to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Fortive has granted the initial purchasers of the notes an option, exercisable within a 30-day period, to purchase up to an additional $187.5 million in aggregate principal amount of notes on the same terms and conditions. The sale of the notes is expected to close on February 22, 2019, subject to customary closing conditions.

The notes will be senior unsecured obligations of Fortive and will mature on February 15, 2022, unless earlier repurchased or converted in accordance with their terms prior to such date. The notes will bear interest at a rate of 0.875% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2019. The notes will be convertible prior to November 15, 2021 only upon the occurrence of certain events and will be convertible thereafter at any time until the close of business on the business day immediately preceding the maturity date regardless of these events, in either case, into cash, shares of Fortive’s common stock or a combination of cash and shares of Fortive’s common stock at Fortive’s option. The conversion rate will initially be 9.3777 shares of Fortive’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $106.64 per share of Fortive’s common stock, subject to adjustment for certain events. The initial conversion price represents a premium of approximately 32.5% to the $80.48 per share closing price of Fortive’s common stock on February 19, 2019.

Fortive may cause the notes to be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain wholly-owned domestic subsidiaries, with effect from the closing, which is expected to improve transaction efficiency.

Fortive intends to use the net proceeds of this offering to fund a portion of the cash consideration payable for, and certain costs associated with, Fortive’s previously announced, pending acquisition of the Advanced Sterilization Products business (“ASP”) from Ethicon, Inc., a subsidiary of Johnson & Johnson. Completion of this offering is not contingent upon consummation of the ASP acquisition. If the acquisition of ASP is not completed, Fortive will use the net proceeds of this offering for working capital and other general corporate purposes, which may include, without limitation, the funding of potential future acquisitions, capital expenditures, investments in or loans to Fortive’s subsidiaries, refinancing of outstanding indebtedness, share repurchases, dividends and satisfaction of other obligations.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Fortive’s common stock, if any, issuable upon conversion of the notes). Any offer of notes will be made only by means of a private offering memorandum. The notes and any common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FORWARD-LOOKING STATEMENTS

The release contains information about future expectations, plans and prospects of Fortive’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to Fortive’s expectations to complete the proposed offering of the notes and its use of proceeds from the offering. There can be no assurance that Fortive will be able to complete the proposed notes offering on the anticipated terms, or at all. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the terms of the notes and the offering, risks and uncertainties related to whether or not Fortive will consummate the offering, the impact of general economic, industry, market or political conditions and other factors that are discussed in Fortive’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarters ended March 30, 2018, June 29, 2018 and September 28, 2018 and other documents periodically filed with the SEC. These forward-looking statements speak only as of the date of this release, and Fortive does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

ABOUT FORTIVE

Fortive is a diversified industrial growth company comprised of Professional Instrumentation and Industrial Technologies businesses that are recognized leaders in attractive markets. Fortive’s well-known brands hold leading positions in field instrumentation, transportation, sensing, product realization and franchise distribution. Fortive is headquartered in Everett, Washington and employs a team of more than 24,000 research and development, manufacturing, sales, distribution, service, and administrative employees in more than 50 countries around the world. With a culture rooted in continuous improvement, the core of our company’s operating model is the Fortive Business System.

CONTACT

Griffin Whitney

Vice President, Investor Relations

Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

Telephone: (425) 446-5000